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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
             THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           PEABODY ENERGY CORPORATION


It is hereby certified that:

                  1. The name of the corporation (hereinafter called the "Corporation") is Peabody Energy Corporation.

                  2. Section (1) of Article numbered "Fourth" of the Third Amended and Restated Certificate of Incorporation of the Corporation is amended to read as follows:

                           Fourth: (1) The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 450,000,000 shares, consisting of 400,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), 10,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock") and 40,000,000 shares of Series Common Stock, par value $0.01 per share ("Series Common Stock"). The number of authorized shares of any of the Preferred Stock, the Common Stock or the Series Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock, the Common Stock or the Series Common Stock voting separately as a class shall be required therefor.

                  3. The amendment of the Third Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on May 16, 2005


                                         /s/ JEFFERY L. KLINGER
                                        ---------------------------------------
                                        Name:  Jeffery L. Klinger
                                        Title:  Vice President, General Counsel
                                                  & Secretary